Exhibit 10.1

AVATECH SOLUTIONS, INC.
RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), made this 8th day of January, 2009 by and between Avatech Solutions, Inc., a Delaware corporation (the together with all of its affiliates, the “Corporation”), and George Davis (the “Employee”), is made pursuant and subject to the provisions of the Corporation’s Amended and Restated Restricted Stock Award Plan (the “Plan”). All capitalized terms used but not defined herein shall have the meanings given such terms in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed and do hereby agree as follows:

1. Grant of Award. On January 8, 2009 (the “Grant Date”), the Corporation granted (the “Award”) to the Employee 100,000 shares of restricted Common Stock (the “Restricted Stock”).

2. Vesting. The Employee’s interest in the shares of Restricted Stock shall become transferable and non-forfeitable (“Vested”) as follows:

Amount of Award Vested	Vesting Date

50,000 shares 50,000 shares	Grant Date June 30, 2009

3. Forfeiture. Upon the termination of the Employee’s employment with the Corporation, any and all shares of Restricted Stock that have not then become Vested pursuant to Section 2 shall lapse and be forfeited and canceled.

4. Custody of Certificates. Custody of all stock certificates evidencing the shares of Restricted Stock shall be retained by the Corporation for so long as such shares are not Vested. The Corporation shall place a legend on each certificate evidencing a share of Restricted Stock restricting the transfer of such share.

5. Restrictions on Transfer. Shares of Restricted Stock may not be transferred or otherwise disposed of by the Employee, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Compensation Committee, or by will or the laws of descent and distribution, and are subject to a substantial risk of forfeiture.

6. Approvals. The delivery of any shares of Common Stock hereunder is subject to approval of any government agency and/or self-regulatory organization which may, in the opinion of counsel, be required in connection with the authorization or issuance of Common Stock.

7. Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the shares of Restricted Stock by any holder thereof in violation of the provisions of this Agreement shall be valid, and the Corporation will not transfer any of said shares of Restricted Stock on its books nor will any of said shares of Restricted Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Corporation. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

8. Taxes. The Employee understands that he or she (and not the Corporation) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

9. Amendment and Termination. This Agreement may not be terminated prior to the end of its term without the written consent of the Employee. Notwithstanding the foregoing, the Compensation Committee may amend, modify or terminate this Agreement, without the consent of the Employee, as the Compensation Committee deems necessary or appropriate to ensure compliance with any law, rule, regulation or other regulatory pronouncement applicable to the Plan or this Agreement, including, without limitation, Section 409A and any Treasury Regulations or other guidance thereunder.

10. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Maryland to the extent not preempted by federal law, without regard to any conflict of laws principles that would apply the law of another jurisdiction.

11. Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.

12. Successors. This Agreement shall be binding upon each of the parties and shall also be binding upon their respective successors or assigns.

13. Application of the Plan; Entire Agreement. The Employee acknowledges, by executing this Agreement, that (i) this Agreement is subject in all respects to the provisions of the Plan, as amended from time to time, the terms of which are incorporated herein by reference and made a part hereof, (ii) that a copy of the Plan and all amendments thereto through the date hereof were provided to the Employee on the date hereof, and (iii) he or she understands and accepts of all of the terms and conditions of the Plan. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof. Any and all prior agreements or understandings with respect to such matters are hereby superseded.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day first above written.

AVATECH SOLUTIONS, INC.

By: /s/ Thom Waye

Name:	Thom Waye
Title:	Chairman of the Board of Directors

EMPLOYEE

/s/ George Davis

Name: George Davis